SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                           Agile Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00846X105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index is found on page 13.

                         (Continued on following pages)

                               Page 1 of 14 Pages

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 2 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Mohr, Davidow Ventures IV, L.P. ("MDV IV")
   Tax ID Number: 94-3218929
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]  (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    4,019,998 shares, except that Fourth MDV Partners, L.L.C.
                    ("Fourth MDV Partners"), the general partner of MDV IV, may be deemed to have sole voting power, and Lawrence G. Mohr
                    ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber
                    ("Feiber"), and Nancy J. Schoendorf ("Schoendorf"), the
                    members of Fourth MDV Partners, may be deemed to have shared powerto vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       4,019,998 shares, except that Fourth MDV Partners, the
     PERSON         general partner of MDV IV, may be deemed to have sole
      WITH          dispositive power, and Mohr, Davidow, Feiber, and
                    Schoendorf, the members of Fourth MDV Partners, may be
                    deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,019,998
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 3 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   MDV IV Entrepreneurs' Network Fund, L.P.
   ("MDV IV Entrepreneurs' Network Fund")
   Tax ID Number: 94-3228281
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]  (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 4 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Fourth MDV Partners, L.L.C. ("Fourth MDV Partners")
   Tax ID Number: 94-3218931
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]  (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    4,019,998 shares, all of which are directly owned by MDV IV.
                    Fourth MDV Partners, the general partner of MDV IV, may be deemed to have sole voting power, and Mohr, Davidow, Feiber, and Schoendorf, the members of Fourth MDV Partners, may be deemed to have shared power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     See response to row 5.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       4,019,998 shares, all of which are directly owned by MDV IV.
     PERSON         Fourth MDV Partners, the general partner of MDV IV, may be
      WITH          deemed to have sole dispositive power, and Mohr, Davidow,
                    Feiber, and Schoendorf, the members of Fourth MDV Partners, may be deemed to have shared power to dispose of these
                    shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,019,998
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 5 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON

   Lawrence G. Mohr, Jr. ("Mohr")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]  (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    103 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,020,254 shares, of which 4,019,998 are directly owned by
                    MDV IV and 256 are held by Lawrence G. Mohr and Nancy H.
                    Mohr, Trustees of the Mohr Family Trust U/D/T Dated August
    NUMBER OF       5, 1985. Mohr is a general partner of Fourth MDV Partners,
     SHARES         the general partner of MDV IV, and may be deemed to have
   BENEFICIALLY     shared power to vote these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       103 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    4,020,254 shares, of which 4,019,998 are directly owned by
                    MDV IV and 256 are held by Lawrence G. Mohr and Nancy H.
                    Mohr, Trustees of the Mohr Family Trust U/D/T Dated August
                    5, 1985. Mohr is a general partner of Fourth MDV Partners, the general partner of MDV IV, and may be deemed to have
                    shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,020,357
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 6 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON

   William H. Davidow ("Davidow")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]  (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,456 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,075,809 shares, of which 4,019,998 are directly owned by
                    MDV IV, 19,075 are held by William H. Davidow, Trustee of
                    the Davidow Family Trust Dated July 26, 1991 and 36,736 are
                    directly owned by Chachagua Partnership ("Chachagua").
                    Davidow is a general partner of Fourth MDV Partners, the
                    general partner of MDV IV, and a general partner of
                    Chachagua, and may be deemed to have shared power to vote
    NUMBER OF       these shares. Davidow disclaims beneficial ownership of the
     SHARES         securities held by Chachagua except to the extent of his
   BENEFICIALLY     indirect pecuniary interest therein.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,456 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    4,075,809 shares, of which 4,019,998 are directly owned by
                    MDV IV, 19,075 are held by William H. Davidow, Trustee of
                    the Davidow Family Trust Dated July 26, 1991 and 36,736 are
                    directly owned by Chachagua. Davidow is a general partner of
                    Fourth MDV Partners, the general partner of MDV IV, and a
                    general partner of Chachagua, and may be deemed to have
                    shared power to dispose of these shares. Davidow disclaims beneficial ownership of the securities held by Chachagua
                    except to the extent of his indirect pecuniary interest
                    therein.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,077,265
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 7 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON

   Jonathan D. Feiber ("Feiber")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]  (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,478 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,254,755 shares, of which 4,019,998 are directly owned by
                    MDV IV and 234,757 are held by Jonathan D. Feiber, Trustee of the Feiber-Buhr Family Trust U/D/T Dated October 27,
    NUMBER OF       1995. Feiber is a general partner of Fourth MDV Partners,
     SHARES         the general partner of MDV IV, and may be deemed to have
   BENEFICIALLY     shared power to vote these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       3,478 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    4,254,755 shares, of which 4,019,998 are directly owned by
                    MDV IV and 234,757 are held by Jonathan D. Feiber, Trustee of the Feiber-Buhr Family Trust U/D/T Dated October 27,
                    1995. Feiber is a general partner of Fourth MDV Partners,
                    the general partner of MDV IV, and may be deemed to have
                    shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,258,233
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 8 of 14 Pages
-------------------                                           ------------------

1  NAME OF REPORTING PERSON

   Nancy J. Schoendorf ("Schoendorf")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]  (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    303,238 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,019,998 shares, all of which are directly owned by MDV IV.
    NUMBER OF       Schoendorf is a general partner of Fourth MDV Partners, the
     SHARES         general partner of MDV IV, and may be deemed to have shared
   BENEFICIALLY     power to vote these shares.
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       303,238 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    4,019,998 shares, all of which are directly owned by MDV IV.
                    Schoendorf is a general partner of Fourth MDV Partners, the general partner of MDV IV, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,323,236
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 00846X105                    13G                    Page 9 of 14 Pages
-------------------                                           ------------------

ITEM 1(a).     NAME OF ISSUER:

               Agile Software Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               One Almaden Blvd.
               San Jose, California  95113-2253

ITEM 2(a).     NAME OF PERSON FILING:

               This statement is filed by Mohr, Davidow Ventures IV, L.P., a Delaware limited partnership ("MDV IV"), MDV IV Entrepreneurs' Network Fund, L.P., a Delaware limited partnership ("MDV IV Entrepreneurs' Network Fund"), Fourth MDV Partners, L.L.C., a Delaware limited liability company ("Fourth MDV Partners"), Lawrence G. Mohr ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy J. Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

               Fourth MDV Partners is the general partner of MDV IV and MDV IV Entrepreneurs' Network Fund, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund. Mohr, Davidow, Feiber, and Schoendorf are the general partners/managing members of Fourth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               The address of the principal business office for each of the Reporting Persons is:

               Mohr, Davidow Ventures
               2775 Sand Hill Road, Suite 240
               Menlo Park, California  94025

ITEM 2(c)      CITIZENSHIP:

               MDV IV and MDV IV Entrepreneurs' Network Fund, are Delaware limited partnerships. Fourth MDV Partners is a Delaware limited liability company. Mohr, Davidow, Feiber, and Schoendorf are United States citizens.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               00846X105

ITEM 3.        Not Applicable

-------------------                                          -------------------
CUSIP NO. 00846X105                    13G                   Page 10 of 14 Pages
-------------------                                          -------------------

ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                    (a)  Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

                    (b)  Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

                    (c)  Number of shares as to which such person has:

                         (i)   Sole power to vote or to direct the vote:

                         See Row 5 of cover page for each Reporting Person.

                         (ii)  Shared power to vote or to direct the vote:

                         See Row 6 of cover page for each Reporting Person.

                         (iii) Sole power to dispose or to direct the
                               disposition of:

                         See Row 7 of cover page for each Reporting Person.

                         (iv) Shared power to dispose or to direct the disposition of:

                         See Row 8 of cover page for each Reporting Person.

-------------------                                          -------------------
CUSIP NO. 00846X105                    13G                   Page 11 of 14 Pages
-------------------                                          -------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes

               Not applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Under certain circumstances set forth in the limited partnership agreements of MDV IV and MDV IV Entrepreneurs' Network Fund and the limited liability company agreement of Fourth MDV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10.       CERTIFICATION:

               Not applicable

-------------------                                          -------------------
CUSIP NO. 00846X105                    13G                   Page 12 of 14 Pages
-------------------                                          -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                        By: /s/  Nancy J. Schoendorf
                                            ------------------------------------
                                            Nancy J. Schoendorf, individually,
                                            and on behalf of MDV IV, in her
                                            capacity as a managing member of
                                            Fourth MDV Partners, the general
                                            partner of MDV IV, on behalf of MDV
                                            IV Entrepreneurs' Network Fund, in
                                            her capacity as a managing member of
                                            Fourth MDV, the general partner of
                                            MDV IV Entrepreneurs' Network Fund,
                                            and on behalf of Fourth MDV Partners
                                            in her capacity as a managing member
                                            thereof.


                                        By: /s/ William H. Davidow
                                            ------------------------------------
                                            William H. Davidow


                                        By: /s/ Jonathan D. Feiber
                                            ------------------------------------
                                            Jonathan D. Feiber


                                        By: /s/ Lawrence G. Mohr, Jr.
                                            ------------------------------------
                                            Lawrence G. Mohr, Jr.

-------------------                                          -------------------
CUSIP NO. 00846X105                    13G                   Page 13 of 14 Pages
-------------------                                          -------------------


                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    14

-------------------                                          -------------------
CUSIP NO. 00846X105                    13G                   Page 14 of 14 Pages
-------------------                                          -------------------


                                    EXHIBIT A


     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Agile Software Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


February 14, 2001


                                        /s/ Nancy J. Schoendorf
                                        ----------------------------------------
                                        Nancy J. Schoendorf, individually, and
                                        on behalf of MDV IV, in her capacity as
                                        a managing member of Fourth MDV
                                        Partners, the general partner of MDV IV,
                                        on behalf of MDV IV Entrepreneurs'
                                        Network Fund, in her capacity as a
                                        managing member of Fourth MDV, the
                                        general partner of MDV IV Entrepreneurs'
                                        Network Fund, and on behalf of Fourth
                                        MDV Partners in her capacity as a
                                        managing member thereof.


                                        /s/ William H. Davidow
                                        ----------------------------------------
                                        William H. Davidow


                                        /s/ Jonathan D. Feiber
                                        ----------------------------------------
                                        Jonathan D. Feiber,


                                        /s/ Lawrence G. Mohr, Jr
                                        ----------------------------------------
                                        Lawrence G. Mohr, Jr